CERTIFICATE OF AMENDMENT
                    MULTINET INTERNATIONAL CORPORATION, INC.

                        Pursuant to NRS 78.385 and 78.390

     Multinet International Corporation, Inc., a corporation organized and existing under the laws of the State of Nevada (the "Corporation"), hereby certifies as follows:


     1. The Certificate of Amendment of the Corporation is hereby amended revising Article I to read as follows:

                                    Article 1
                               Name of Corporation

     Name of Corporation: SHOWINTEL NETWORKS INC.


The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is 13,572,500 shares or 58.5% of the total outstanding shares entitled to vote.

     IN WITNESS WHEREOF, the undersigned has executed this Certificate this 2nd day of October, 2002.


                                        SHOWINTEL NETWORKS, INC.


                                        /s/ David V. Lott
                                        ----------------------------------------
                                    By: David V. Lott
                                    Its: President